PRUDENTIAL GOVERNMENT SECURITIES TRUST
                              (Money Market Series)
                       (U.S. Treasury Money Market Series)

                          Distribution and Service Plan

                                  Introduction

         The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (NASD) has been adopted by Prudential Government Securities Trust (the
Fund), and by Prudential Mutual Fund Distributors, Inc., the distributor of the Money Market Series and the U.S. Treasury Money Market Series (the Distributor).

         Shares of beneficial interest in the Fund are currently divided into three classes, two of which are known as the Money Market Series and the U.S. Treasury Money Market Series (the Series).

         The Fund has entered into a distribution agreement (the Distribution Agreement) pursuant to which the Fund will employ the Distributor to distribute shares issued by the Series. Under the Plan, the Fund intends to pay to the Distributor, as compensation for its services, a distribution and service fee.

         A majority of the Board of Directors or Trustees of the Fund, including a majority of those Directors or Trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Directors or Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption of this Plan will benefit the Series and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) on behalf of the Series are primarily intended to result in the sale of shares of the Series within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Investment Company Act.

         The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Series, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

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                                    The Plan

         The material aspects of the Plan are as follows:

1.       Distribution Activities

         The Fund shall engage the Distributor to distribute shares of the Series and to service shareholder accounts using all of the facilities of the distribution networks of Prudential Securities Incorporated (Prudential Securities) and Pruco Securities Corporation (Prusec), including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select. Services provided and activities undertaken to distribute shares of the Series are referred to herein as "Distribution Activities."

2.       Payment of Service Fee

         The Fund shall pay to the Distributor as compensation for providing personal service and/or maintaining shareholder accounts a service fee not to exceed .125 of 1% per annum of the average daily net assets of the shares of the Series (service fee). The Fund shall calculate and accrue daily amounts payable by the shares of the Series hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors or Trustees may determine.

3.       Payment for Distribution Activities

         The Fund shall pay to the Distributor as compensation for its services a distribution fee which, together with the service fee (described in Section 2 hereof), shall not exceed .125 of 1% per annum of the average daily net assets of the shares of the Series. The Fund shall calculate and accrue daily amounts payable by the shares of the Series hereunder and shall pay such amounts monthly or at such other intervals as the Board of Directors or Trustees may determine.

         The Distributor shall spend such amounts as it deems appropriate on Distribution Activities which include, among others:

         (a) amounts paid to Prudential Securities for performing services under a selected dealer agreement between Prudential Securities and the Distributor for sale of shares of the Series, including sales commissions and account servicing fees paid to, or on account of, account executives and indirect and overhead costs associated with Distribution Activities, including central office and branch expenses;

         (b) amounts paid to Prusec for performing services under a selected dealer agreement between Prusec and the Distributor for sale of shares of the Series, including sales


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                  commissions and account servicing fees paid to, or on account of, agents and indirect and overhead costs associated with Distribution Activities;

         (c) advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Series prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Series; and

         (d) sales commission (including accounts servicing fees) paid to, or on account of, broker-dealers and financial institutions (other than Prudential Securities and Prusec) which have entered into selected dealer agreements with the Distributor with respect to shares of the Series.

4.       Quarterly Reports; Additional Information

         An appropriate officer of the Fund will provide to the Board of Directors or Trustees of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Directors or Trustees of the Fund such additional information as the Board or Trustees shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

         The Distributor will inform the Board of Directors or Trustees of the Fund of the commissions and account servicing fees to be paid by the Distributor to broker-dealers and financial institutions which have selected dealer agreements with the Distributor.

5.       Effectiveness; Continuation

         The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Series.

         If approved by a vote of a majority of the outstanding voting securities of the Series, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Directors or Trustees of the Fund and a majority of the Rule 12b-1 Directors or Trustees by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.


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6.       Termination

         This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Series.

7.       Amendments

         The Plan may not be amended to change the service and distribution fee to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Series. All material amendments of the Plan shall be approved by a majority of the Board of Directors or the Trustees of the Fund, including a majority of the Rule 12b-1 Directors or Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.       Rule 12b-1 Directors or Trustees

         While the Plan is in effect, the selection and nomination of the Rule 12b-1 Directors or Trustees who are not "interested persons" of the Fund (non-interested Directors or Trustees) shall be committed to the discretion of the Rule 12b-1 Directors or Trustees.

9.       Records

         The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10.      Liabilities of the Fund

         The name Prudential Government Securities Trust is the designation of the Trustees under a Declaration of Trust, dated September 22, 1981, as thereafter amended, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

Dated: November 20, 1990, as amended and restated on July 1, 1993 and
       August 1, 1995